Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-118922, 333-127245 and 333-136726) and Form S-8 (Nos. 333-90950, 333-109058, 333-116589 and 333-125305) of Advanced Medical Optics, Inc. of our report dated February 28, 2007, except for Note 17, as to which the date is April 30, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California

May 2, 2007